Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact Stacy Roughan Director, Investor Relations IHOP Corp. 818-637-3632

IHOP CORP. REPORTS FOURTH QUARTER AND FISCAL 2004 RESULTS

Strong Momentum in Core Business Continues as IHOP Reaches

12-Year Record Same-Store Sales Increase of 5.3% for 2004

GLENDALE, Calif., February 24, 2005 — IHOP Corp. (NYSE: IHP) today announced results for its fourth quarter and fiscal year ended December 31, 2004.

IHOP reported a 19.0% increase in net income to $10.5 million, or an increase of 26.8% in diluted net income per share to $0.52 in the fourth quarter 2004. During the quarter, IHOP’s net income and diluted net income per share performance was impacted by pre-tax impairment and closure charges of $982,000 related to the Company’s strategic repositioning of Company-operated restaurants previously announced on July 22, 2004. The quarterly results also benefited from a gain of $1.8 million recognized upon the sale of real estate property during the fourth quarter 2004. Excluding these charges and the gain from the sale of real estate, net income for the fourth quarter 2004 would have increased 14.8% to $10.0 million, or an increase of 22.5% in diluted net income per share to $0.49. This increase was primarily attributable to the impact of a 53rd week for the fiscal year which fell in the fourth quarter 2004. The impact on net income of the additional week totaled approximately $4.0 million on a pretax basis.

For fiscal 2004, the Company reported a decrease of 9.1% in net income to $33.4 million, or a decrease of 5.3% in diluted net income per share to $1.61. IHOP’s net income and diluted net income per share performance for fiscal 2004 was impacted by pre-tax impairment and closure charges of $14.1 million, which were primarily related to the strategic repositioning of Company-operated restaurants. IHOP’s fiscal 2004 results also benefited from a gain of $2.3 million recognized upon the sale of three real estate properties during the year. Excluding these charges and the gain from the sale of real estate, net income for 2004 would have increased 6.7% to $40.7 million, or an increase of 10.7% in diluted net income per share to $1.96. This increase was primarily attributable to increased Franchise Operations and Rental Operations segment profitability due to strong system-wide same-store sales results and growth in the total number of effective restaurants in fiscal 2004.

Julia A. Stewart, IHOP’s President and Chief Executive Officer, said, “We are pleased with our financial performance for the fourth quarter and fiscal year 2004. While year-over-year comparisons benefited from the impact of a 53rd week, IHOP’s core business also performed ahead of our expectations due to continued marketplace momentum that resulted in 12-year record high same-store sales growth. Additionally, IHOP’s new business model took hold as our franchisees and Florida area licensee developed and opened 41 new IHOP restaurants in 2004.”

System-wide sales increased 16.6% in the fourth quarter and 11.4% for fiscal 2004 over the same periods in 2003. The sales increase is primarily the result of system-wide same-store sales growth and growth in the number of total effective restaurants during these periods. IHOP’s system-wide

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same-store sales increased 4.3% for the fourth quarter 2004, and 5.3% for fiscal 2004. Total effective restaurants grew by 1.9% in the fourth quarter 2004 and 3.2% for fiscal 2004 over the same periods last year.

Cash Flows from Operating Activities decreased in fiscal 2004 to $67.0 million compared to $71.3 million in fiscal 2003. Capital expenditures were reduced significantly from $80.5 million in 2003 to $16.6 million in 2004, reflecting the shift to franchisee-funded development of new IHOP restaurants.

Performance Highlights

The following are key business highlights for the fourth quarter and fiscal year 2004 resulting from our three primary strategic objectives to Energize the Brand, Improve Operations Performance and Maximize Franchise Development:

•                  Energize the Brand: Supported by the positive impact of IHOP’s Never Ending Popcorn Shrimp and Sweet Caramel Combos product promotions, system-wide same-store sales increased by 4.3% in the fourth quarter. For the year, IHOP reported a 5.3% increase in system-wide same store sales. The Company’s brand energizing efforts in 2005 will include a strong line-up of product promotions, the addition of a fourth flight of national cable advertising, the planned remodel of approximately 225 to 250 franchise restaurants, as well as the roll out of a new core menu to all IHOP restaurants.

•                  Improve Operations Performance: The Company has established a rating system whereby all franchisees are evaluated and rated on an “A” through “F” scale. At the end of 2004, nearly 400 franchisees operated almost 1,200 IHOP restaurants nationwide. More than 70% of IHOP’s franchisees were rated an “A” or a “B” based on this rating system. This reflects a continued improvement from the rating system’s inception in 2003 when less than 50% of the Company’s franchisees received an “A” or a “B” rating. Additionally, IHOP was successful in removing nearly all of its franchisees rated as “D” or “F” in 2004. In 2005, IHOP remains committed to improving the operational performance of its system, with a particular focus on supporting “C” operators as they work to achieve higher operational ratings this year.

•                  Maximize Franchise Development: In 2004, IHOP franchisees and Florida area licensee developed and opened 41 new IHOP restaurants, which was in line with the Company’s expectations. IHOP has signed development agreements and options covering 287 new IHOP restaurants as of the end of 2004. The Company is currently pursuing additional Multi-Store Development Agreements and Single-Store Development Agreements, which could potentially add 41 more IHOP restaurants to its development pipeline. As a result of this focus on franchise development efforts, IHOP expects its franchisees and Florida area licensee to open 60 to 68 new IHOP restaurants in 2005. The Company also expects to open two to four IHOP restaurants in its new dedicated Company market in Cincinnati, Ohio.

2005 Guidance Reiterated

IHOP reiterated its 2005 performance guidance and is expecting diluted net income per share for 2005 to range between $2.02 and $2.12. The Company’s earning performance outlook is based on IHOP’s expectation that it will continue to see positive same-store sales growth at 2% to 4% in 2005, and the addition of a total of 62 to 72 new restaurants to the IHOP system this year. IHOP expects to generate between $55 million and $65 million in Cash Flows from Operating Activities in 2005. Capital expenditures are expected to be within the range of $11 million to $13 million in 2005.

Investor Call Today

IHOP will host an investor conference call to discuss its fourth quarter and fiscal 2004 results today, Thursday, February 24, 2005 at 11:00 a.m. ET (8:00 a.m. PT). To participate on the call, please dial 800-638-5439 and reference pass code 79306335. A live webcast of the call will be available on IHOP’s Web site at www.ihop.com, and may be accessed by visiting Conference Calls & Presentations under the site’s Investor Information section. Participants should allow approximately ten minutes prior to the call’s start time to visit the site and download any streaming media software needed to listen to the webcast.          A telephonic replay of the call may be accessed through Thursday, March 3, 2005 by dialing 888-286-8010 and referencing pass code 55884963. An online archive of the webcast will also be available on the Investor Information section of IHOP’s Web site.

About IHOP Corp.

The IHOP family restaurant chain has been serving a wide variety of breakfast, lunch and dinner selections for more than 45 years. Offering more than 16 types of pancakes as well as omelettes, breakfast specialties, burgers, sandwiches, chicken and steaks, IHOP’s diverse menu appeals to people of all ages. IHOP restaurants are franchised and operated by Glendale, California based IHOP Corp. As of December 31, 2004, the end of IHOP’s fourth quarter, there were 1,186 IHOP restaurants in 48 states and Canada. IHOP is publicly traded on the NYSE under the symbol “IHP.” For more information, call the Company’s headquarters at (818) 240-6055 or visit the Company’s Website located at www.ihop.com.

Forward-Looking Statements

There are forward-looking statements contained in this news release. They use such words as “may,” “will,” “expect,” “believe,” “anticipate,” “plan,” or other similar terminology. These statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results to be materially different than those expressed or implied in such statements. These factors include, but are not limited to: risks associated with the implementation of the Company’s strategic growth plan, the availability of suitable locations and terms of the sites designated for development; the ability of franchise developers to fulfill their commitments to build new IHOP restaurants in the numbers and time frames covered by their development agreements; the ability of the Company to franchise its remaining Company-operated restaurants; legislation and government regulation including the ability to obtain satisfactory regulatory approvals; conditions beyond IHOP’s control such as weather, natural disasters or acts of war or terrorism; availability and cost of materials and labor; cost and availability of capital; competition; continuing acceptance of the International House of Pancakes brand and concepts by guests and franchisees; IHOP’s overall marketing, operational and financial performance; economic and political conditions; adoption of new, or changes in, accounting policies and practices; and other factors discussed from time to time in IHOP’s filings with the Securities and Exchange Commission. Forward-looking information is provided by IHOP pursuant to the safe harbor established under the Private Securities Litigation Reform Act of 1995 and should be evaluated in the context of these factors. In addition, IHOP disclaims any intent or obligation to update these forward-looking statements.

[Financial Tables to Follow]

IHOP CORP. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Revenues
Franchise revenues	$42,152	$35,862	$157,584	$140,131
Rental income	34,519	30,370	131,763	117,258
Company restaurant sales	5,186	14,053	31,564	74,880
Financing revenues	12,574	22,483	38,091	72,536
Total revenues	94,431	102,768	359,002	404,805
Costs and Expenses
Franchise expenses	20,742	16,636	75,599	64,265
Rental expenses	24,210	22,763	95,392	86,620
Company restaurant expenses	5,772	16,851	34,701	81,737
Financing expenses	9,594	15,583	22,434	43,619
General and administrative expenses	16,476	16,002	59,890	54,575
Other (income) expense, net	(788)	588	2,707	3,867
Impairment and closure charges (recovery)	982	(200)	14,112	2,187
Reorganization charges	—	461	—	9,085
Total costs and expenses	76,988	88,684	304,835	345,955
Income before income taxes	17,443	14,084	54,167	58,850
Provision for income taxes	6,971	5,281	20,746	22,068
Net income	$10,472	$8,803	$33,421	$36,782

Net Income Per Share
Basic	$0.52	$0.41	$1.62	$1.72
Diluted	$0.52	$0.41	$1.61	$1.70

Weighted Average Shares Outstanding
Basic	19,957	21,357	20,606	21,424
Diluted	20,151	21,579	20,791	21,614

Dividends Declared Per Share	$0.25	$0.25	$1.00	$0.75

Dividends Paid Per Share	$0.25	$0.25	$1.00	$0.75

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DATA

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Restaurant Data
Effective restaurants(a)
Franchise(b)	1,011	954	993	919
Company	17	56	29	72
Area license(b)	146	142	145	140
Total	1,174	1,152	1,167	1,131

System-wide(c)
Sales percentage change(d)	16.6%	14.4%	11.4%	14.6%
Same-store sales percentage change(e)	4.3%	4.4%	5.3%	4.8%

Franchise(b)
Sales percentage change(d)	18.8%	16.8%	14.4%	15.8%
Same-store sales percentage change(e)	4.1%	5.8%	5.2%	4.7%

Company
Sales percentage change(d)	(63.1)%	(26.1)%	(57.8)%	0.6%
Same-store sales percentage change(e)	0.8%	7.2%	5.1%	6.5%

Area License(b)
Sales percentage change(d)	24.2%	14.3%	16.4%	11.6%

(a)                                  “Effective restaurants” are the number of restaurants in a given fiscal period adjusted to account for restaurants open for only a portion of the period. Information is presented for all effective restaurants in the IHOP system, which includes IHOP restaurants owned by the Company as well as those owned by franchisees and area licensees.

(b)                                 We historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement. Beginning with 2004, Canadian restaurants are reported as “Area License.” Prior period information has been restated to conform to the current period presentation.

(c)                                  System-wide sales are retail sales of franchisees, area licensees and Company-operated restaurants, as reported to the Company. Sales of restaurants that are owned by franchisees and area licensees are not attributable to the Company.

(d)                                “Sales percentage change” reflects, for each category of restaurants, the percentage change in sales in any given fiscal period compared to the prior fiscal period for all restaurants in that category.

(e)                                  “Same-store sales percentage change” reflects the percentage change in sales, in any given fiscal period compared to the prior fiscal period, for restaurants that have been operated throughout both fiscal periods that are being compared and have been open for at least 18 months. Because of new unit openings and store closures, the restaurants open throughout both fiscal periods being compared will be different from period to period. Same-store sales percentage change does not include data on restaurants located in Florida.

IHOP CORP. AND SUBSIDIARIES

RESTAURANT DEVELOPMENT AND FRANCHISING ACTIVITY

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003
Restaurant Development Activity
Beginning of period	1,168	1,149	1,165	1,103
New openings
Company-developed	3	11	6	56
Franchisee-developed(a)	17	6	35	13
Area license(a)	2	1	6	5
Total new openings	22	18	47	74
Closings
Company and franchise	(4)	(2)	(26)	(12)
Area license	—	—	—	—
End of period	1,186	1,165	1,186	1,165

Summary-end of period
Franchise(a)	1,028	979	1,028	979
Company	10	44	10	44
Area license(a)	148	142	148	142
Total	1,186	1,165	1,186	1,165

Restaurant Franchising Activity
Company-developed	2	21	8	72
Franchisee-developed(a)	17	6	35	13
Rehabilitated and refranchised	17	13	33	19
Total restaurants franchised	36	40	76	104
Reacquired by the Company	(6)	(1)	(12)	(11)
Closed	(3)	—	(15)	(4)
Net addition	27	39	49	89

(a)                                  We historically reported restaurants in Canada as franchise restaurants although the restaurants were operated under an area license agreement. Beginning with 2004, Canadian restaurants are reported as “Area License.” Prior period information has been restated to conform to the current period presentation.

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in thousands)

(Unaudited)

	December 31,	December 31,
	2004	2003

Current assets, net	$106,614	$127,081
Property and equipment, net	318,816	327,264
Long-term receivables:
Notes receivable	39,841	49,470
Equipment contracts receivable	172,927	174,737
Direct financing leases receivable	124,410	129,829
Other long-term assets	51,037	47,666
Total assets	$813,645	$856,047

Current liabilities	$50,353	$45,373
Long-term debt	133,768	139,615
Other long-term liabilities	289,760	288,699
Stockholders’ equity	339,764	382,360
Total liabilities and stockholders’ equity	$813,645	$856,047

IHOP CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Dollars in thousands)

(Unaudited)

	Twelve Months Ended
	December 31,
	2004	2003
Cash flows from operating activities
Net income	$33,421	$36,782
Adjustments to reconcile net income to cash flows provided by operating activities:
Depreciation and amortization	18,736	18,625
Impairment and closure charges	14,112	2,187
Reorganization charges	—	5,632
Changes in current assets and liabilities	6,823	485
Other	(6,111)	7,599
Cash flows provided by operating activities	66,981	71,310
Cash flows from investing activities
Additions to property and equipment	(16,631)	(80,545)
Redemption and purchase of marketable securities, net	31,033	(45,537)
Principal receipts from long-term receivables	21,428	16,342
Other	1,434	(11,581)
Cash flows provided by (used in) investing activities	37,264	(121,321)

Cash flows from financing activities
Proceeds from sale and leaseback arrangements	—	12,618
Dividends paid	(20,696)	(16,102)
Purchase of treasury stock	(63,890)	(18,634)
Other	(3,624)	1,386
Cash flows used in financing activities	(88,210)	(20,732)

Net change in cash and cash equivalents	16,035	(70,743)
Cash and cash equivalents at beginning of year	27,996	98,739
Cash and cash equivalents at end of year	$44,031	$27,996

IHOP CORP. AND SUBSIDIARIES

RECONCILIATION OF NET INCOME EXCLUDING IMPAIRMENT AND CLOSURE CHARGES AND GAIN ON SALE OF REAL ESTATE

(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2004	2003	2004	2003

Net income, as reported	$10,472	$8,803	$33,421	$36,782
Impairment and closure charges (recovery)	982	(200)	14,112	2,187
Gain on sale of real estate	(1,825)	—	(2,311)	—
Income tax benefit	337	75	(4,520)	(820)
Net income excluding impairment and closure charges and gain on sale of real estate	$9,966	$8,678	$40,702	$38,149

Basic net income per share:
Net income, as reported	$0.52	$0.41	$1.62	$1.72
Impairment and closure charges (recovery)	0.05	(0.01)	0.69	0.10
Gain on sale of real estate	(0.09)	—	(0.11)	—
Income tax benefit	0.02	0.01	(0.22)	(0.04)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.50	$0.41	$1.98	$1.78

Diluted net income per share:
Net income, as reported	$0.52	$0.41	$1.61	$1.70
Impairment and closure charges (recovery)	0.05	(0.01)	0.68	0.10
Gain on sale of real estate	(0.09)	—	(0.11)	—
Income tax benefit	0.01	—	(0.22)	(0.03)
Net income excluding impairment and closure charges and gain on sale of real estate	$0.49	$0.40	$1.96	$1.77